Exhibit 99.1

Aimmune Therapeutics Completes and Exceeds North American Enrollment Target Ahead of Schedule in Phase 3 PALISADE Trial of AR101 for the Treatment of Peanut Allergy; Company Accelerates Plans for Real-World Experience Study in the U.S.

— PALISADE Top-Line Results Expected in 4Q 2017 —

— New RAMSES Real-World Experience Study, to Begin in 1Q 2017, Will Evaluate AR101 and Use of Potential Predictive Peanut-Specific Biomarkers Without Requiring an Oral Food Challenge for Study Entry —

— Management to Host Conference Call at 5:00 p.m. ET / 2:00 p.m. PT Today —

BRISBANE, California, September 20, 2016 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing CODIT™ (Characterized Oral Desensitization ImmunoTherapy) treatments for life-threatening food allergies, today announced early completion of North American target enrollment in its ongoing Phase 3 PALISADE trial of AR101. The company also announced that RAMSES (Real-World AR101 Market-Supporting Experience Study), a new clinical study designed to bolster real-world experience with AR101, will begin enrolling patients in 1Q 2017. AR101 is Aimmune’s biologic oral immunotherapy for desensitization of patients with peanut allergy.

“We have already exceeded our target of 350 patients randomized in the U.S. and Canada in the Phase 3 PALISADE study of AR101 for peanut allergy ahead of schedule; we expect final enrollment to be between 425 and 450 patients in North America, which importantly will not change our previously communicated timing of data,” said Aimmune CEO Stephen Dilly, M.B.B.S., Ph.D.

This enrollment milestone was achieved approximately three months ahead of schedule. PALISADE enrollment in Europe is ongoing and is expected to complete by the end of the year. Accordingly, the company is reaffirming its expectations that topline data from PALISADE will be available in 4Q 2017, followed by regulatory submissions for marketing approval of AR101 in both the United States and Europe in 2018.

“We have been thrilled with the enthusiasm for our PALISADE trial, both among patients and investigators, which led us to decide to enroll more patients in North America than initially planned,” continued Dr. Dilly. “We are focused now on meeting the strong community demand for AR101 and are pleased to announce the RAMSES trial, which will begin active enrollment in early 2017 to continue to provide opportunities to patients and centers in the U.S. keen to participate in the development of AR101. As we stated at the end of the first quarter, we have wanted to do an additional study to reinforce the profile of AR101 in real clinical practice, the way we expect it to be used, assuming approval and launch. This is what RAMSES is designed to do. We and our clinical investigators are very excited to get it started and believe it will both enable us to move AR101 forward with a robust data package and ultimately assist treating physicians and patients by providing important real-world treatment experience. Importantly, we continue to target 2018 for AR101 regulatory submissions, and we ended the second quarter with $172 million in cash, which we believe is sufficient to support our operations through readout of topline data from PALISADE and funding of RAMSES.”

RAMSES is a 2:1 randomized, double-blind, placebo-controlled trial, which will not require an oral food challenge for entry. Instead, patients will be selected based on stringent entry criteria, including a well-documented medical history of IgE-mediated reactions to peanut (including anaphylaxis), skin reactivity, and analyses of peanut-specific immunological markers. The study will monitor treatment-emergent adverse events during the initial six-month dosing period and thereafter. The company expects that the absence of an entry food challenge may further improve the tolerability profile of AR101 in early stages of dosing by removing exposure to high levels of peanut allergen that may otherwise prime the immune system prior to treatment.

Both PALISADE and RAMSES are expected to generate additional data on the potential use of peanut-specific biomarkers to guide treatment decisions with AR101, building on Phase 2 results with AR101 that suggested that baseline levels of peanut-specific IgE may be useful in predicting patient experience on AR101 therapy. In addition, RAMSES will include exploratory analyses on quality of life based on a number of validated patient-reported outcome measures. Aimmune expects to enroll approximately 400 patients ages 4-55 years at clinical sites across the United States in the RAMSES trial.

“We are deeply committed to meeting the needs of patients and families affected by life-threatening food allergies with the goal of significantly improving their lives,” said Daniel C. Adelman, M.D., Chief Medical Officer of Aimmune. “RAMSES will provide valuable insights into the real-world patient and caregiver experiences with AR101 and CODIT™. In particular, it will help us bolster the broad-based community experience with AR101 treatment, now with the advantage of real-world patient identification that does not rely on a food challenge. We look forward to deepening our understanding of how AR101 and potential predictive biomarkers can work in routine clinical practice and how AR101 might improve patient and caregiver quality of life.”

Conference Call and Webcast Information

Aimmune will host a conference call and live audio webcast Tuesday, September 20, 2016, at 5:00 p.m. ET / 2:00 p.m. PT to discuss the announced AR101 clinical program updates. The conference call will be accessible via the company’s website at www.aimmune.com on the Events page under Investor Relations. Please connect to the company’s website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be required to listen to the webcast. Alternatively, participants may dial 1-877-497-1438 (domestic) or 1-262-558-6296 (international) and refer to conference ID 85421977. An archived copy of the webcast will be available on the company’s website for at least 30 days after the conference call.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a clinical-stage biopharmaceutical company developing treatments for life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) system, an approach to oral immunotherapy (OIT), uses rigorously characterized biologic product candidates with gradual, controlled up-dosing protocols to obtain clinically meaningful desensitization to food allergens. Aimmune’s first CODIT product, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age and is currently being evaluated in Phase 3 clinical trials. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations for its Phase 3 PALISADE trial of AR101, including its expected size and timing of topline data; Aimmune’s expectations regarding the potential benefits of AR101; Aimmune’s expectations of a predictive biomarker test for treatment response of AR101; expectations regarding the sufficiency of its capital resources; Aimmune’s expectations for the RAMSES study, including the timing and costs of the trial; Aimmune’s expectations on regulatory submissions for marketing approval of AR101 in the United States and Europe, including the timing of these submissions; and Aimmune’s expectations regarding potential applications of the CODIT™ system. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s clinical trials will not be successful; Aimmune’s dependence on the success of AR101; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; and the company’s ability to attract and retain senior management personnel. These and other risks and uncertainties are described more fully in Aimmune's most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This press release concerns a product that is under clinical investigation and that has not yet been approved for marketing by the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA). It is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

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Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Stephanie Yao

(650) 351-6479

syao@aimmune.com